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Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Sean R. Creamer named to Board of Directors, Arbitron Inc.

COLUMBIA, MD; August 29, 2012 – Arbitron Inc. (NYSE: ARB) today announced that Sean R. Creamer, Executive Vice President, Chief Operating Officer, has been appointed to the Arbitron Board of Directors, effective August 28, 2012, to serve until the next annual meeting of stockholders.`

“Sean will bring to the Board his keen awareness of the media and marketing information landscape and of the company’s opportunities for expansion,” said Philip Guarascio, Chairman of Arbitron’s Board of Directors. “Together with his understanding of Arbitron’s businesses, growth strategies, talents and resources, Sean will be a valuable addition to the Board as the company moves forward with its plans to further enhance the value and utility of its core radio services and to develop new sources of revenue in the emerging mobile and cross-platform markets. Appointing Sean to the Arbitron Board is also the next appropriate step in the company’s continued evolution of its executive team.”

Sean Creamer has been Executive Vice President, Chief Operating Officer, since August 2011. Sean is responsible for Arbitron’s core ?businesses—ratings, qualitative and software—and for the execution of the Company’s global cross-platform, digital and mobile growth strategies.

In June 2010, Sean Creamer was named Executive Vice President, U.S. Media Services, responsible for the Company’s radio and cross-platform services and operations.

Sean Creamer joined Arbitron in August 2005 as Executive Vice President, Finance and Planning. In November 2005, he was named Chief Financial Officer and maintained that responsibility through March 2011. Sean also served as interim Chief Financial Officer from May to August 2012.

Prior to joining Arbitron, Sean was Senior Vice President and Chief Financial Officer of Laureate Education, Inc., then a NASDAQ-listed company. During his nine-year tenure with Laureate, Sean was responsible for financial planning and analysis, accounting, budgeting, investor relations, real estate, risk management, tax and treasury functions.

Previously, Sean held a number of financial positions of increasing responsibility at Mobil Corporation and Price Waterhouse. Sean received a B.S. in Accounting from St. Joseph’s University in Philadelphia and an M.S. in Taxation from Georgetown University.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data.

The Company has developed the Portable People Meter ™ (PPM®) and the PPM 360™, new technologies for media and marketing research.

For additional information, please visit: http://www.arbitron.com

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Portable People Meter™, PPM® and PPM 360™ are marks of Arbitron Inc.